EXHIBIT 99.2

IN THE CIRCUIT COURT OF CLARK COUNTY, ARKANSAS

MATT LOVELIS, ROGER WINGFIELD,	§
MARK BLEDSOE and DONNIE SEALY,	§
INDIVIDUALLY, AND AS CLASS	§
REPRESENTATIVES ON BEHALF OF	§
ALL SIMILARLY SITUATED PERSONS,	§
§
Plaintiffs	§

§

vs.	§	CASE NO. CIV-2004-211

§

TITEFLEX CORPORATION,	§
WARD MANUFACTURING, INC.,	§
OMEGAFLEX, INC. and PARKER	§
HANNIFIN CORP.,	§
§
Defendants	§	NATIONAL CLASS ACTION

STIPULATION AND SETTLEMENT AGREEMENT

This Stipulation and Settlement Agreement (“Agreement”) is entered into by Matt Lovelis, Roger Wingfield, Donnie Sealy and Mark Bledsoe (collectively, “Class Representatives”), on behalf of themselves and each of the Settlement Class Members defined below, and Titeflex Corporation, Ward Manufacturing, Inc., OmegaFlex, Inc. and Parker Hannifin Corp. (collectively, “Settling Defendants”).

A.	RECITALS

WHEREAS, Matt Lovelis, Roger Wingfield, Donnie Sealy and Mark Bledsoe are Plaintiffs in the action entitled Matt Lovelis, Roger Wingfield, Donnie Sealy, and Mark Bledsoe, Individually and as Class Representatives on Behalf of All Similarly Situated Persons vs. Titeflex Corporation, Ward Manufacturing, Inc., OmegaFlex, Inc., and Parker Hannifin Corp., pending in the Circuit Court of Clark County, Arkansas; and

WHEREAS, the Complaint in the Action asserts that Settling Defendants are liable for the purported damage to class members’ structures allegedly caused by the installation and incorporation of CSST into their structures and the absence of proper bonding and grounding in connection with the installation of CSST into their structures; and

WHEREAS, Settling Defendants maintain that their products are safe, that their actions have been proper, that they are not liable for the claims asserted, that they have meritorious factual and legal defenses to those claims, and that they enter into this Agreement solely for the purpose of avoiding further expense, inconvenience and burden of this protracted litigation; and

WHEREAS, contested issues of both law and fact exist concerning the allegations and claims made against Settling Defendants in the Action; and

WHEREAS, after conducting a significant investigation into the facts and law, including reviewing and analyzing documents produced in discovery, consulting with expert witnesses, and engaging in several court hearings, the Class Representatives and Class Counsel have concluded that a Settlement according to the terms set forth below is in the best interest of the Class Representatives and the Settlement Class; and

NOW THEREFORE, in consideration of the covenants, agreements and releases set forth herein and for other good and valuable consideration, and subject to the approval of the Court, it is agreed by and among the undersigned that the Action be settled, compromised, and dismissed on the merits with prejudice as to Settling Defendants on the following terms and conditions:

B.	DEFINITIONS

1.)          The “Action” means this lawsuit, including all allegations made by Plaintiffs in the lawsuit brought by Matt Lovelis, Donnie Sealy, Roger Wingfield, and Mark Bledsoe, Individually and as Class Representatives on Behalf of All Similarly Situated Persons vs.

Titeflex Corporation (“Titeflex”), Ward Manufacturing, Inc. (“Ward”), OmegaFlex, Inc. (“OmegaFlex”), and Parker Hannifin Corp. (“Parker Hannifin”), pending in the Circuit Court of Clark County, Arkansas.

2.)          “Administrative Costs” means all costs relating to obtaining lightning data from Vaisala, providing notice of the Settlement (including costs associated with the content, format, delivery and publication of notice), the establishment and maintenance of a website and call center, the processing of claims and inquiries by Settlement Class Members, all other responsibilities and activities to be performed by the Administrator and Neutral Evaluator under this Agreement, and the Third-Party Vendor’s RFQ Costs, Implementation Costs and Professional Services Costs as contemplated by the Agreement For The Establishment and Implementation Of A Nationwide Program To Furnish And Install Lightning Protection Systems Or Bonding and Grounding Of CSST.

3.)          “Administrator” is Poorman-Douglas Corporation, who has been selected by Plaintiffs and who will be subject to approval by the Court.

4.)	“Agreement” or “Settlement” means this Stipulation and Settlement Agreement.

5.)          “Bonding and Grounding” means, in the case of Bonding, electrically connecting systems in a Structure that are likely to be energized by a lightning strike so as to reduce the differences in potential among those systems, and, in the case of Grounding, electrically connecting such bonded metal systems to the Earth.

6.)          “Claim Form” means the application that a Class Member must submit in order to be entitled to receive a Settlement Award, attached hereto as Exhibit A.

7.)          “Class Counsel” are Joel M. Fineberg and R. Dean Gresham, LAW OFFICES OF JOEL M. FINEBERG, P.C.; Matt Keil and John Goodson, KEIL & GOODSON PA; W.H. “Dub”

Arnold, ARNOLD, BATSON, TURNER & TURNER; and Cary Patterson and Michael Angelovich, NIX, PATTERSON & ROACH, L.L.P.

8.)          “Class Representatives” are Matt Lovelis, Roger Wingfield, Donnie Sealy and Mark Bledsoe including their attorneys, agents and representatives.

9.)          “Court” means the Circuit Court of Clark County, Arkansas, together with any Court exercising appellate review thereof.

10.)        “CSST” means Corrugated Stainless Steel Tubing used as a part of a gas delivery system. CSST does not include gas or other appliance connectors (e.g., a connector running from a gas outlet to an appliance).

11.)	“Effective Date” has the meaning ascribed in Paragraph H.

12.)        “Final Judgment” means the Court’s Final Judgment and Order of Dismissal with Prejudice of the Action substantially in the form attached hereto as Exhibit B.

13.)        “Lightning Density Zone” shall be defined by reference to data collected by Vaisala with respect to lightning density for a particular geographical region for 2004.

14.)        “Lightning Protection System” or “LPS” means a system designed and installed in accordance with NFPA 780 dated 2004 and Underwriters Laboratories “Standard for the Installation of Lightning Protection Systems” UL96A, Eleventh Edition, dated July 26, 2001, and consistent with any applicable codes. Components shall be manufactured and labeled per UL’s “Component Standard” UL96. Lightning arresters/suppressors as referenced in NFPA 780 are excluded.

15.)        “Neutral Evaluator” is ADR, Inc., 500 President Clinton Avenue, Museum Center, Suite 10, Little Rock, Arkansas 72201, who has been selected by the Settling Parties and who will be subject to approval by the Court.

16.)        “Objection/Exclusion Deadline Date” means the date to file objections to or seek exclusion from the Settlement by following the procedures set forth in Paragraphs K.1(d) and (e) herein.

17.)        “Parties” are the Class Representatives, Titeflex, Ward, OmegaFlex, and Parker Hannifin.

18.)        “Payment Voucher” means a payment voucher for: (1) installation of a LPS in a Settlement Class Member’s Property at a pre-negotiated, reduced price or (2) Bonding and Grounding of systems in a Settlement Class Member’s Property. The Payment Voucher reflects the sole and only dollar amounts that a Settling Defendant shall contribute toward the cost of a Lightning Protection System or Bonding and Grounding pursuant to this Agreement. The specific amount of a Payment Voucher shall be determined in accordance with the Payment Voucher Schedule attached hereto as Exhibit C.

19.)        “Payment Voucher Schedule” means the schedule of payments to be made by Settling Defendants, attached as Exhibit C.

20.)        “Person” means natural persons and entities including, but not limited to, corporations, partnerships, or other entities in which a natural person may have a legal or equitable interest.

21.)        “Preliminary Approval Order” means the Court’s Order preliminarily approving the settlement, substantially in the form attached hereto as Exhibit D.

22.)        “Property” means all Structures that contain CSST. Each separate Structure that contains CSST at a single physical mailing address shall be considered a separate Property. The Settlement Class Member shall be regarded as the Person who has the legal authority to enter into a contract for the installation of a Lightning Protection System and Bonding and Grounding with respect to that Structure. Any and all disputes concerning the eligibility of a Property for a Payment Voucher hereunder shall be directed to the Neutral Evaluator, who shall have ultimate and final decision-making authority with respect to the disputed matter.

23.)	“Released Claims” has the meaning ascribed in Paragraph I.

24.)        The “Settlement Class” means any and all Persons who own Structures in the United States in which CSST manufactured by Titeflex, Ward, OmegaFlex, or Parker Hannifin was installed as of the date of the Court’s order preliminarily approving the Settlement. The following persons are excluded from the Settlement Class: (a) any and all federal, state, and/or local governments, including, but not limited to, their departments, agencies, divisions, bureaus, boards, sections, groups, counsels and/or subdivisions; (b) any currently sitting Arkansas state court judges and/or justices and/or any persons within the third degree of consanguinity to such judges and/or justices; (c) Settling Defendants; (d) Plaintiffs’ counsel and their immediate families; and (e) any person who, as of the date the Court enters an order preliminarily approving the settlement, has an individual personal injury, product liability or subrogation lawsuit pending against any of the Settling Defendants in which injury or damage is alleged to have occurred as a result of a failure of CSST resulting from an actual direct or near lightning strike.

25.)        “Settlement Class Members” means all persons falling within the definition of the Settlement Class who do not properly exclude themselves from the terms of this Agreement, including any of their predecessors, successors, transferees, parents, subsidiaries, divisions, affiliates, corporations, owners of any kind, purchasers and/or any of their past, present and future officers, members, investors, directors, administrators, employees, representatives of any kind, shareholders, partners, agents, servants, subrogees, devisees, attorneys, heirs, executors, assigns and their respective insurers.

26.)        “Settling Defendants” means Titeflex, Ward, OmegaFlex, and Parker Hannifin, including any of their predecessors, successors, transferees, parents, subsidiaries, divisions, affiliates, corporations, owners of any kind, purchasers and/or any of their past, present and future officers, members, investors, directors, administrators, employees, representatives of any kind, shareholders, partners, agents, servants, subrogees, devisees, attorneys, heirs, executors, assigns and respective insurers.

27.)	“Settling Parties” means the Class Representatives and the Settling Defendants.

28.)        “Structure” means a man-made construction of materials joined together in a definite manner such as to constitute a distinct and freestanding building in which CSST can be appropriately installed.

29.)        “Third-Party Vendor” is American Lightning Protection Systems, Inc., who has been selected by Plaintiffs and who will be subject to approval by the Court.

C.	CERTIFICATION

The Settling Parties stipulate and agree to the certification of the Action as a class action against the Settling Defendants under ARK. R. CIV. P. 23 only for purposes of this Settlement. For whatever reason, should the Settlement not be approved, not be implemented in its entirety or not become final, the fact that the Settling Parties were willing to stipulate to class certification for purposes of settlement shall have no bearing on, and shall not be admissible in connection with, the issue of whether a class should be certified in a non-settlement context in this Action or any other action or proceeding. Settling Defendants expressly reserve their right to oppose class certification should this Settlement not become final.

D.	PROCEDURAL HISTORY

The Action was originally filed in the Circuit Court for Clark County, Arkansas on November 15, 2004. On January 3, 2005, Defendant OmegaFlex removed this case to the federal district court. The Action was subsequently remanded to state court. The Action was vigorously litigated by all Parties. Many face-to-face settlement meetings occurred and two (2) separate mediations before two (2) different mediators were required to resolve this Action.

E.	INVESTIGATION

The Class Representatives and Settling Defendants have conducted significant investigation of the facts and law during the pendency of this Action. Such discovery and investigation has included, inter alia, the exchange of information between the Parties, numerous meetings and conferences between representatives of the Parties, interviews of numerous potential witnesses and interviews of retained experts. Counsel for the Settling Parties have further investigated the applicable law as applied to the facts discovered with respect to the alleged claims of the class and potential defenses thereto, and the damages that could be claimed by the class.

F.	FAIRNESS OF SETTLEMENT
1.)	Plaintiffs, on behalf of themselves and the Settlement Class Members:

a.)           Contend that: CSST is unreasonably dangerous as designed, manufactured, marketed, sold, distributed and/or placed into the stream of commerce; CSST poses an unreasonable risk and/or danger of fire due to lightning strikes; CSST was designed, manufactured, marketed, sold, distributed and/or placed into the stream of commerce without sufficient thickness to protect against combustion after a lightning strike; CSST has a wall of thickness of approximately .2 mm, whereas traditional black pipe has a wall thickness of 4 mm; Defendants failed to warn that the product must be used in conjunction with lightning protection systems and/or bonding and grounding systems in order to be safely used or in the alternative, the product was improperly installed by third-party installers without proper bonding and/or grounding; and, as a result, CSST is likely to have a puncture and/or perforation allowing combustion and fire;

b.)           Contend that: CSST is a hazardous and unreasonably dangerous product that poses an immediate danger upon installation into a home or other structure;

c.)           Contend that: CSST physically transforms an otherwise safe structure into a hazardous and dangerous one, thereby immediately causing property damage when it is installed without a lightning protection system or proper bonding and/or grounding which is required by both the National Electrical Code (“NEC”) and the National Fuel Gas Code (“NFGC”);

d.)           Contend that: Class Members’ homes and structures suffer physical injury and property damage due to the incorporation of CSST into those structures;

e.)           Contend that: because CSST is installed behind ceilings, walls, floors and other structural components as part of the gas supply and distribution system, it becomes an internal part of the structure upon installation and generally cannot be removed or replaced without damage to other property;

f.)           Contend that: homes and structures containing CSST suffer property damage even if they have not been hit by lightning or sustained fire loss; and

g.)           Seek damages to compensate their property damage as a result of the installation and incorporation of CSST into their homes and structures in the amount necessary to install lightning protection systems and/or bonding and grounding systems in these structures.

2.)           Settling Defendants contend that they are not strictly liable, that they have not breached any warranties, and that their CSST products are safe and not dangerous. Settling Defendants have denied and continue to deny each of the claims and contentions of the Plaintiffs in the Action. Settling Defendants deny any wrongdoing or legal liability arising out of any of the facts or conduct alleged in the Action, and believe they have valid defenses to the Plaintiffs’ and the alleged class’s claims. Without limiting the foregoing, Settling Defendants contend that they neither expected nor intended that third party installers would install CSST without proper bonding and/or grounding as required by the NEC and NFGC. Neither this Agreement, nor any document referred to or contemplated herein, nor any action taken to carry out this Agreement, is, or may be construed as or used as, an admission, concession or indication by or against Settling Defendants of any fault, wrongdoing or liability whatsoever, including any concession that certification of a class would be appropriate in this or in any other case.

3.)           Class Representatives have taken into account the uncertainty and risk of the outcome of further litigation, and the difficulties and delays inherent in such litigation. Class Representatives also have analyzed the expense and length of continued proceedings that would be necessary to continue the litigation against Settling Defendants through trial and any possible appeals. Class Representatives are also aware of the burdens of proof necessary to establish liability for the claims asserted in the Action, Settling Defendants’ defenses thereto, and the difficulties in proving any amount of damages for the Class. Class Representatives have also taken into account the extensive settlement negotiations that the Settling Parties have conducted. Based on the foregoing, Class Representatives have determined that the Settlement set forth in this Agreement is a fair, adequate and reasonable settlement, and is in the best interests of the Settlement Class.

G.	INADMISSIBILITY OF AGREEMENT

Whether or not the Court ultimately approves this Agreement, neither this Agreement, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall in any event be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Class Representatives or Settling Defendants (including, but not limited to, as evidence of a presumption, concession, indication or admission by Settling Defendants of any liability, fault, wrongdoing, omission, concession or damage) in the Action or in any other action or proceeding, except for the sole purposes of settling this Action pursuant to this Agreement, effectuating the terms of this Agreement, and enforcing the terms of this Agreement.

H.	EFFECTIVE DATE

“Effective Date” means the date by which this Agreement is finally approved as provided herein and the Court’s Final Judgment becomes final. For purposes of this paragraph, the Court’s Final Judgment “becomes final” upon the later of the following dates: (i) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court’s Final Judgment; (ii) the date of final dismissal of any appeal from the Final Judgment or the final dismissal of any proceeding on certiorari to review the Final Judgment; (iii) the date of final affirmance on an appeal of the Final Judgment; or (iv) the expiration of the time for a petition for a writ of certiorari to review the Final Judgment and, if certiorari is granted, the date of final affirmance of the Final Judgment following review pursuant to that grant.

I.	RELEASE AS TO ALL SETTLEMENT CLASS MEMBERS

1.)          As of the Effective Date, the Settlement Class Members, including the Class Representatives, fully and finally release Settling Defendants from the Released Claims. For purposes of this Agreement, the “Released Claims” are defined as all claims, demands, rights, liabilities and causes of action that were asserted or might have been asserted by the Settlement Class Members against the Settling Defendants, whether sounding in tort, contract, any state’s unfair competition or consumer protection law, or any other law of any state or jurisdiction, and whether for compensatory damages, economic damages, non-economic damages, restitution, penalties, attorneys’ fees or any other relief, so long as the claim, demand, right, liability, or cause of action constitutes, arises out of, relates to, or is in connection with:

a.)           the causes of action asserted against Settling Defendants in the Action, including, but not limited to, any and all claims that Settling Defendants are strictly liable, breached any warranties or that they misled the public, concealed dangers, were involved in a conspiracy, or otherwise violated any law whatsoever by designing, manufacturing, marketing, selling CSST or placing CSST into the stream of commerce; or

b.)           any facts, transactions, events, policies, occurrences, acts, disclosures, statements, or omissions or failures to act, which were or could have been asserted as a basis of or in connection with any of the claims in the Action; or

c.)           all claims asserted or that could have been asserted by Plaintiffs in the Action that a member of the Settlement Class had or could have had against Settling Defendants with respect to CSST installed in their Property.

2.)          Released claims will expressly include all claims that were or could have been brought against any person or entity in the chain of distribution of CSST designed, manufactured, marketed or sold by Settling Defendants, including but not limited to manufacturers, component suppliers, distributors, wholesalers, retailers, sales representatives, installers, general contractors or subcontractors.

3.)          This Agreement sets forth the sole and exclusive remedies for any Released Claims of Settlement Class Members. No court or arbitrator may award damages of any kind, including compensatory, punitive or multiple damages, with respect to any such claim, and no Settlement Class Member may serve as a representative plaintiff with respect to such a claim or remain in any action or permit himself to be represented by a third party in any action in which such a claim is asserted.

4.)           Settlement Class Members expressly waive any rights and benefits conferred upon them by the provisions of California Civil Code Section 1542 (or similar provisions) which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.)          Released Claims do not include claims for damages as a result of an actual gas leak, including but not limited to claims for damages from fire, loss of property or the use of property or personal injury, nor is any release given by Settlement Class Members for such compensatory damage claims, nor would any bar exist for such compensatory damage claims by entry of a judgment of dismissal in the Action. In the event that a Settlement Class Member brings such a subsequent action against one or more Settling Defendant, any Settling Defendant may assert in response to those claims any and all defenses, including but not limited to comparative fault, contributory negligence, assumption of risk, exercise of reasonable care, laches or failure to mitigate damages. The viability of any defenses will be determined by the law that governs each subsequent action, if any, brought against any Settling Defendant. This Settlement Agreement shall not be construed as a waiver of, or a determination of, the existence or availability of any defense.

6.)           Notwithstanding the inadmissibility of this Agreement, as set forth in Paragraph G herein, evidence of a Settlement Class Member’s receipt of notice, or remedies provided pursuant to this Agreement, may be used to the full extent permitted by applicable law by a Settling Defendant in defending a subsequent claim as described above in subparagraph 5.

J.	SETTLEMENT CLASS MEMBERS’ BENEFIT

1.)         “Settlement Class Member Benefit”: All Settlement Class Members will be entitled to submit a claim to receive a Payment Voucher for use toward installation of a LPS at a pre-negotiated, reduced price in their Property or for Bonding and Grounding of the systems in their Property.

2.)	Terms and Restrictions Pertaining to Payment Vouchers

a.)           Each Settlement Class Member shall be entitled to use only one Payment Voucher per Property.

b.)          In no event shall more than one Payment Voucher be issued for the same Property. Should there be a dispute regarding which Settlement Class Member or other Person is entitled to the Payment Voucher, it shall be the responsibility of the Settlement

Class Member to furnish proof of the resolution of the dispute prior to the issuance of the Payment Voucher. Should a dispute arise after the Payment Voucher is issued, it shall be the sole responsibility of the Settlement Class Member to resolve the dispute through the Neutral Evaluator.

c.)           The amount of the Payment Voucher shall be determined based on the Lightning Density Zone for the geographical region (defined by county and state) in which the Property is located, the size of the home (with respect to a LPS only), and the remedy selected, as set forth in the Payment Voucher Schedule attached as Exhibit C.

d.)          Each Person who chooses to participate in this Settlement by making a claim for a Payment Voucher shall select either a LPS or Bonding and Grounding.

e.)	Installation of a LPS will also include Bonding and Grounding.

f.)           Under no circumstances shall a Settlement Class Member be entitled to a Payment Voucher for an amount greater than the cost of or charges for work actually performed for a LPS or Bonding and Grounding as applicable hereunder. In the event that the amount shown on the face of the Payment Voucher exceeds the cost of or charges for work actually performed, the value of the Payment Voucher shall be reduced to the cost of the work actually performed for a LPS or Bonding and Grounding as applicable hereunder.

g.)           Other than their respective portions of the Administrative Costs referred to in Section J(4) below, Settling Defendants are not responsible for any additional costs or charges associated with identifying a manufacturer’s CSST, estimating the cost of a LPS or Bonding and Grounding, or any other costs or charges that a Class Member may incur as a result of, or that are associated with, making a claim under the Settlement.

3.)         Class Counsel’s Fees and Expenses: Settling Defendants shall pay Class Counsel’s fees and costs, in an amount determined by the Court (the “Fees Award”). Plaintiffs and Settling Defendants have agreed to their respective shares of Class Counsel’s Fees Award. Each Settling Defendant shall be responsible only for the following share of Class Counsel’s Fees Award: Titeflex shall be responsible for payment of a Fees Award not to exceed $11,611,111.00; OmegaFlex shall be responsible for a payment of a Fees Award not to exceed $10,200,000.00; Ward shall be responsible for payment of a Fees Award not to exceed $6,333,334.00; and Parker Hannifin shall be responsible for payment of a Fees Award not to exceed $1,055,555.00. In no event shall any Settling Defendant be responsible for paying Class Counsel’s attorneys’ fees and costs in excess of these specified shares. Class Counsel shall petition the Court to determine the amount of the Fees Award from the Settling Defendants in amounts not to exceed the above-specified shares. Settling Defendants agree not to object to Class Counsel’s petition for such Fees Award. Within twenty-one (21) business days after the entry of Final Judgment by the trial court, each Settling Defendant shall place its share of the Fees Award in a separate interest-bearing account. Within ten (10) business days after the Effective Date, each Settling Defendant shall transfer its respective share of the Fees Award plus all accrued interest by wire transfer to an account designated in writing and signed by all Class Counsel. In the event that all Class Counsel cannot agree on the designation of the account, each Settling Defendant shall deposit its share of the Fees Award into an account designated by the Court. Payment of the Fees Award as described above shall constitute full satisfaction of Settling Defendants’ obligation to pay any amounts to any person, attorney or law firm for attorneys’ fees, expenses or costs in the Action incurred by any attorney on behalf of Class Representatives and the Class, and shall relieve Settling Defendants of any other claims or liability to any attorney or law firm for any attorneys’ fees, expenses or costs to which any of them may claim to be entitled for representation of Class Representatives and the Class. Upon payment of the Fees Award, Class Counsel release the paying Settling Defendant from any and all claims resulting from this litigation or the distribution of the Fees Award.

4.)         Administrative Costs: Settling Defendants agree to pay all reasonable Administrative Costs, not to exceed $2 million in the aggregate. Parker Hannifin shall be responsible for 10% of the Administrative Costs not to exceed $200,000.00; Titeflex, Ward and OmegaFlex each shall be responsible for 30% of the Administrative Costs not to exceed $600,000.00 each. Class Counsel agree to pay on behalf of the Settlement Class from the Fees Award all reasonable Administrative Costs that exceed $2 million in the aggregate. The costs associated with the Third-Party Vendor shall be paid by the Administrator and charged against the $2,000,000 aggregate Administrative Costs.

K.	NOTICE / APPROVAL OF SETTLEMENT
& SETTLEMENT IMPLEMENTATION

1.)          As part of this Settlement, the Settling Parties agree to the following procedures for obtaining preliminary Court approval of the Settlement, certifying a Settlement Class, providing notice to the Settlement Class Members, obtaining final Court approval of the Settlement and processing claims of the Settlement Class Members:

a.)           Preliminary Settlement Hearing: Within seven (7) days of execution of this Agreement, the Settling Parties will jointly move the Court for the entry of a Preliminary Approval Order. In conjunction with the Preliminary Approval hearing, Class Counsel will submit this Agreement, which sets forth the terms of this Settlement, and will include proposed forms of all notices and other documents as attached hereto necessary to implement the Settlement.

b.)           Certification of Settlement Class: Simultaneous with the filing of this Agreement, and solely for purposes of this Settlement, Class Counsel will request the Court to enter the Preliminary Approval Order substantially in the form of Exhibit D hereto, preliminarily approving the proposed Settlement, certifying the Settlement Class for settlement purposes only, and setting a date for a hearing to determine final approval of the Settlement. The Preliminary Approval Order shall provide for notice of the Settlement and related matters to be provided to the Settlement Class as specified herein and outlined in the Notice Program prepared by Kinsella/Novak Communications, Ltd., attached hereto as Exhibit E.

c.)           Notice of Settlement to the Class: The Settling Parties agree to the following with respect to Notice to the Settlement Class as outlined in the Notice Program prepared by Kinsella/Novak Communications, Ltd., attached hereto as Exhibit E:

i.)            Summary Notice of Settlement to the Class: Within a time period specified by the Court, Kinsella/Novak Communications, Ltd. shall cause a Summary Notice of Settlement (“Summary Notice”) to be published in a manner reasonably calculated to reach the Settlement Class, as more particularly described in the Summary Notice attached as Exhibit F and to be approved by the Court. The Summary Notice shall inform the Settlement Class of a toll-free telephone number and/or website through which Persons may arrange for a mailing or downloading of the Detailed Notice of Settlement (“Detailed Notice”),

attached hereto as Exhibit G. The Summary Notice shall reference the website address (www.csstsettlement.com (or other suitable) website). Persons may submit a Claim Form online or by U.S. mail.

ii.)          Prior to the dissemination of the Summary Notice, the Settling Parties or their designees shall establish a website. Any mailed, publication, television or radio notice will reference the website address (www.csstsettlement.com (or other suitable website)). The website will contain relevant court documents, frequently asked questions, Summary and Detailed Notices, Claim Form, and forms for determining Lightning Density Zones by geographic location.

iii.)         Prior to the dissemination of the Summary Notice, the Settling Parties or their designees shall cause a nationwide toll-free telephone facility to be established under the direction of the Administrator. This facility shall be capable of: (a) receiving requests for the Detailed Notice and other related materials; (b) providing a generalized telephone recording concerning deadlines for opting out/exclusion, submission of Claim Forms and presentations to the Court at the Fairness Hearing; and (c) mailing the Detailed Notice and other materials to Settlement Class Members as provided in this Settlement Agreement. The facility may, as appropriate under instructions from Class Counsel, and subject to prior approval of Settling Defendants, provide additional information or refer individual inquiries to Class Counsel for response. The facility shall maintain records of all mailings and such other information as Settling Defendants and Class Counsel may agree. Additionally, the Administrator shall provide the same functions and respond to the same inquiries which are received through the website providing information about the Settlement. The records maintained by the facility will be made available to the Parties upon request and reasonable notice.

iv.)         Detailed Notice of Settlement to the Class: Within a time period specified by the Court, the Administrator shall mail the Detailed Notice, together with an Exclusion Request and Claim Form, in forms substantially in accordance with Exhibits H and A respectively, to be approved by the Court, by first class mail, postage prepaid, to each Person in the Settlement Class to the extent that the specific addresses of such Persons are within the possession of any Settling Defendant and reasonably accessible to that Settling Defendant. In addition, the Detailed Notice shall be mailed to each Person whose identity becomes actually known to Settling Defendants as a result of the Summary Notice or who contacts the Administrator within twelve (12) months after the entry of the Court’s Preliminary Approval Order. The Settling Parties recognize that Settling Defendants do not generally sell CSST directly to Persons in the Settlement Class and that notice by publication will be the primary form of notice hereunder.

v.)          Dissemination of the Summary Notice and Detailed Notice, substantially in their original form or as modified by the Court, shall begin on the date as ordered by the Court and be disseminated thereafter as additional Persons in the Settlement Class are identified.

vi.)         All Settlement Class Members will be bound by this Settlement Agreement for all purposes. Any Persons who elect to exclude themselves from the Settlement Class shall not receive any entitlements under this Settlement Agreement, except upon the Settling Defendants’ joint decision, to accept a request of re-inclusion of such Person into the Settlement Class. Settling Defendants shall have the sole discretion and authority (through the unanimous consent of all Settling Defendants) to accept for re-inclusion into the Settlement Class any Persons who previously elected to exclude themselves from the Settlement Class. Without limiting the foregoing, any Persons who properly exclude themselves from the Settlement Class following the procedure described in this Agreement will have the right to pursue an individual remedy against the Settling Defendants. The Settling Parties shall have the right to challenge the timeliness and validity of any Exclusion Request. The Court shall determine whether any contested Exclusion Request is valid.

d.)           Procedures for Exclusion from the Settlement Class: Persons who wish to exclude themselves from the Settlement Class must submit a written statement requesting exclusion from the Settlement Class on or before the Exclusion Deadline Date to be set by the Court (the “Objection/Exclusion Deadline Date”). Such written request for exclusion must contain the name, address, Property address (if different) and telephone number of the Person seeking to be excluded from the Settlement Class. The Exclusion Request must be returned by mail to the Administrator at the address specified in Exhibit H, and must be postmarked on or before the Objection/Exclusion Deadline Date. The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a request for exclusion has been timely submitted. In the event that the postmark is illegible, the request for exclusion shall be deemed untimely unless it is received within five (5) calendar days of the Objection/Exclusion Deadline Date. Exhibit H is the Form of Request for Exclusion which Class Members should use to exclude themselves from the Class. However, if a Person provides the same information seeking exclusion to the Administrator as required by the Court and this Agreement, the Person shall be excluded from the Class. Any Persons who properly exclude themselves from the Settlement Class using this procedure will not be entitled to any Settlement Class Member Benefits and will not be bound by the Settlement or have any right to object, appeal or comment thereon. Persons who fail to submit a valid and timely request for exclusion on or before the Objection/Exclusion Deadline Date shall be Settlement Class Members and shall be bound by all terms of the Settlement and any Final Judgment entered in this Action if the Settlement is approved by the Court.

e.)           Procedure for Objecting to Class Action Settlement: Settlement Class Members who wish to object to the Settlement must file with the Court and serve on counsel for the Settling Parties a written statement objecting to the Settlement containing all bases for the objection. Such written statement must be filed with the Court and served on counsel for all of the Settling Parties no later than the Objection/Exclusion Deadline Date. In order to object to the Settlement, Settlement Class Members or their attorneys must submit a timely written objection, and shall provide all of the factual and legal bases for the objection, together with sufficient written proof that CSST exists in their Property and that identifies the CSST’s manufacturer. Sufficient proof may include: (a) a receipt or invoice that identifies the property and CSST manufacturer; and (b) a photograph of the manufacturer’s identifying mark on the CSST, together with a signed statement that the photograph was taken from the objector’s Structure. Unless ordered by the Court, no Settlement Class Member shall be entitled to be heard at the final Fairness Hearing (whether individually or through separate counsel) or to object to the Settlement, and no written objections or briefs submitted by any Settlement Class Member shall be received or considered by the Court at the Fairness Hearing, unless written notice of the Settlement Class Member’s intention to appear at the Fairness Hearing, and copies of any written objections or briefs, shall have been filed with the Court and served on counsel for all of the Settling Parties on or before the Objection/Exclusion Deadline Date in accordance with these procedures. Settlement Class Members who fail to file and serve timely written objections in the manner specified above shall be deemed to have waived any objections and shall be foreclosed from making any objection (whether by appeal or otherwise) to the Settlement.

f.)           No Solicitation of Settlement Objections or Exclusions: The Settling Parties agree to use their best efforts to carry out the terms of this Settlement. At no time shall any of the Settling Parties or their counsel seek to solicit or otherwise encourage Settlement Class Members to submit written objections to the Settlement or to request exclusion from the Settlement Class, or to encourage Persons to appeal from the Court’s Final Judgment.

g.)           Fairness Hearing and Entry of Final Judgment: Upon expiration of the Objection/Exclusion Deadline Date, with the Court’s permission, a Fairness Hearing shall be conducted to determine final approval of the Settlement. Upon final approval of the Settlement by the Court at or after the Fairness Hearing, the Settling Parties shall present a Final Judgment and Order of Dismissal with Prejudice to the Court for its approval.

h.)           Claims Process: Settlement Class Members who wish to make a claim must submit a Claim Form, either online or by mail, within 12 months after entry of the Court’s Preliminary Approval Order. A proposed Claim Form is attached as Exhibit A. A Settlement Class Member who submits a timely and properly completed Claim Form in accordance with this Agreement shall be sent the following information and materials via certified mail, return receipt requested, after the Effective Date: (1) a numbered Payment Voucher (one for a LPS and one for Bonding and Grounding) pre-printed with the Settlement Class Member’s name, Property address, and Payment Voucher amount; and (2) additional information concerning how to use the Payment Voucher. The amount, if any, paid pursuant to a Payment Voucher is subject to verification of, inter alia, the presence of a Settling Defendant’s product in the Settlement Class Member’s Property, the heated/air-conditioned square footage of the Structure (in the case of a LPS only), proof of actual installation of a LPS or Bonding and Grounding, and proof of the cost and charges of installation.

i.)            Selection of Remedy: Upon submitting a Claim Form, a Settlement Class Member may contact the Third-Party Vendor on or after 30 days after the date of the Fairness Hearing to make arrangements for an on-site visit to the Property. During that visit, the Third-Party Vendor will: (1) establish whether the Settlement Class Member has CSST manufactured by any of the Settling Defendants installed in their Property; (2) determine whether the systems in the Settlement Class Member’s Property are properly Bonded and Grounded; (3) determine the approximate square footage of the heated/air-conditioned portion of the Structure incorporating CSST; (4) provide the Settlement Class Member with written discounted prices for a LPS and Bonding and Grounding, showing total price, credit for Payment Voucher and net price to the Settlement Class Member; and (5) take photographs of the CSST installed in the Settlement Class Member’s Property.

j.)            Procedures for Use of Payment Voucher: To use a Payment Voucher, a Settlement Class Member must comply with the following conditions:

i.)           the Settlement Class Member must file a properly completed Claim Form within 12 months from the date of Preliminary Approval;

ii.)          the Settlement Class Member must sign a contract for the installation of a LPS or for Bonding and Grounding within twelve months of the Effective Date;

iii.)         unless the procedures described by Section G below are satisfied, the Settlement Class Member must use the Third-Party Vendor established by the Settlement to install a LPS or complete Bonding and Grounding of the systems in the Settlement Class Member’s Structure;

iv.)         the Settlement Class Member must have a LPS installed or Bonding and Grounding completed within 24 months from the Effective Date;

v.)          if a Settlement Class Member promptly files a claim and the work cannot be completed within the 24-month period referenced in the preceding section due to causes outside the Settlement Class Member’s control, Settling Defendants shall not dishonor the Payment Voucher based on the date of installation of a LPS or completion of Bonding and Grounding so long as it is installed or completed within an additional 12-month period; and

vi.)         the Settlement Class Member must follow the procedures below to use a Payment Voucher:

A.)         the Settlement Class Member must inform the Third-Party Vendor that the Settlement Class Member desires to install a LPS or undertake Bonding and Grounding using a Payment Voucher;

B.           the Third-Party Vendor will record the Settlement Class Member’s name, address and Payment Voucher number, schedule an on-site inspection of the Settlement Class Member’s Property, and verify the authenticity of the Payment Voucher through the Administrator;

C.)          the Settlement Class Member must sign an installation contract with the Third-Party Vendor, tender the appropriate Payment Voucher, and make an initial payment to the Third-Party Vendor (the Payment Voucher cannot be used for this initial payment);

D.)         the Third-Party Vendor will install a LPS or complete the Bonding and Grounding;

E.)          upon installation of a LPS or completion of Bonding and Grounding, the Third-Party Vendor will obtain payment from the Settlement Class Member for any remaining balance due (after appropriate credit for the Payment Voucher);

F.)          the Third-Party Vendor then will submit the Payment Voucher, along with the Third-Party Vendor’s final invoice and proof of payment by the Settlement Class Member, to the Administrator for payment; and

G.)         In the event that the Settlement Class Member is dissatisfied with the price provided by the Third-Party Vendor, the Settlement Class Member may seek a bona fide competitive bid from a qualified vendor to perform the work under the same terms as required of the Third-Party Vendor, including, but not limited to, provisions concerning standard and quality of performance, insurance, indemnity and audit rights. Such a vendor must certify in writing, in a form satisfactory to the Administrator, that it will comply with each of the material terms required of the Third-Party Vendor prior to obtaining the bid. Upon the completion of the bid, the Settlement Class Member will forward it to the Administrator who will evaluate, review and compare the two bids to determine that both bids comply with the Agreement. The Third-Party Vendor will be given the option to perform the work under the same price quote as the competitive bid. If the Third-Party Vendor does not accept the price quote of the competitive bid within 10 days after receiving notice from the Administrator, the Administrator will enter into a contract for this single job, including the same material terms required of the Third-Party Vendor to be performed at the price specified in the competitive bid, and shall reimburse that vendor in the amount of the Payment Voucher after the work is performed and validated in accordance with this Agreement.

vii.)        Settling Defendants bear final responsibility for payment of funds for the amount of the Payment Voucher.

viii.)       Settling Defendants bear no risk or responsibility with respect to non-payment by the Settlement Class Member of any final invoice amount (after credit for Payment Voucher has been applied), the same being the sole responsibility of the Class Member.

ix.)         Neither Class Counsel, Class Representatives, nor Settling Defendants will be liable for any acts or omissions of the Third-Party Vendor.

k.)          Apportionment of Payment Voucher Costs Between Settling Defendants: Each Settling Defendant shall be responsible to pay only the Payment Voucher amount for a Settlement Class Member with Property that contains CSST manufactured by that Settling Defendant. Under no circumstances shall a Settling Defendant be responsible for any Payment Voucher amounts for a Settlement Class Member’s Property that contains CSST manufactured by any entity other than that Settling Defendant. If a property contains CSST manufactured by more than one Settling Defendant, each such Settling Defendant shall pay an equal share of the Payment Voucher.

l.)           The Third-Party Vendor: The Third-Party Vendor shall undertake the following responsibilities:

i.)           to provide installation of a LPS in a Settlement Class Member’s Property at a pre-negotiated, reduced price or Bonding and Grounding;

ii.)          to establish a network for the nationwide installation of a LPS or Bonding and Grounding system;

iii.)         to respond to all inquiries from Settlement Class Members seeking installation of a LPS or Bonding and Grounding with or without a Payment Voucher;

iv.)         to collect funds related to installation of a LPS or Bonding and Grounding pursuant to this Agreement in excess of the amount of the Payment Voucher from a Settlement Class Member;

v.)          to bear the risk of non-payment of funds, other than the Payment Voucher amount, from a Settlement Class Member;

vi.)         to indemnify the Settling Parties and Class Counsel from any liability arising from or relating in any way to the installation of a LPS or Bonding and Grounding of systems;

vii.)        to obtain a Commercial General Liability (“CGL”) policy listing the Settling Parties and Class Counsel as additional insureds and that covers any direct or indirect actual or potential personal injury or property damage liability (including defense costs) arising out of or related in any way to goods and materials provided to and/or services undertaken for Settlement Class Members, including without limitation evaluation of properties, installation of a LPS or undertaking Bonding and Grounding, and which provides for per occurrence limits of at least $1 million or such greater amount as may be mutually agreed to by the Parties;

viii.)      to provide the Administrator with a completion certificate after installation of a LPS or Bonding and Grounding system, identifying the Settlement Class Member, the Property address, the installer and the completion date. Copies of completion certificates shall be provided to Settling Defendants by the Administrator within 14 days of the date that the installation is completed;

ix.)         to provide the Administrator with photographs (or other substantial proof) sufficient to identify a Settling Defendant’s CSST installed in the Settlement Class Member’s Structure and the size of the Structure; and

x.)          to agree to audits by Settling Defendants of any aspect of an installed LPS or completed Bonding and Grounding.

m.)         Neutral Evaluator: Although it is anticipated that the claims process will proceed smoothly, the Settling Parties have agreed to retain a Neutral Evaluator to adjudicate any and all disputes concerning the eligibility of Settlement Class Members to obtain Payment Vouchers under this Agreement. In the event of a dispute, a Settlement Class Member must file a Notice For Determination of Eligibility (“Notice For Eligibility”) with the Neutral Evaluator within 12 months from the Effective Date. The Notice for Eligibility shall include a statement of the Settlement Class Member’s position as well as documents which support that position. The Neutral Evaluator shall provide notice to interested parties, conduct such inquiry as he or she believes is necessary and shall promptly issue a decision. The decision of the Neutral Evaluator shall be binding and not subject to appeal.

L.	MARKETING CHANGES

1.)          The Settling Defendants agree to provide certain warnings and information concerning CSST (“Marketing Changes”). Settling Defendants agree to inform installers and distributors as part of their regular and ordinary business communications through brochures, websites describing products, and installation instructions that CSST must be installed in accordance with applicable codes and manufacturer’s instructions, including those that pertain to bonding and grounding and electrical arcing, and, in addition, depending upon the risk of lightning in the particular area where the Property is located, that the owner of the Structure may consider installing a LPS system. These Marketing Changes will be made available in greater detail for Titeflex, Ward, OmegaFlex and Parker Hannifin, by requesting this information from the Administrator or by visiting www.csstsettlement.com.

2.)          The Settling Parties recognize that circumstances, technology and methods of communication with respect to the design, manufacture and sale of CSST and reducing risk from gas leaks will change over time and that the Settling Defendants must have the flexibility to modify their communications concerning CSST.

3.)          The Settling Parties recognize and agree that the Marketing Changes constitute subsequent remedial measures by the Settling Defendants and shall not be regarded as evidence to support any claim regarding CSST, including without limitation that existing warnings were inadequate or inappropriate or that CSST is dangerous or defective.

M.	CONTRIBUTION RIGHTS

A purpose of this Agreement is to relieve Settling Defendants of all liability to Plaintiffs, Settlement Class Members, or any other Person with respect to the Released Claims. Accordingly, the Settling Parties agree that, in addition to all other provisions of this Agreement, Settlement Class Members agree to bar, discharge, and release any liability on the part of Settling Defendants to any other person for contribution and/or indemnity arising from the claims that are the subject of this Settlement. In order to effectuate this intent, each Settlement Class Member shall reduce any judgment it obtains against any such person by the amount, percentage, or share of such judgment attributable to any Settling Defendant so as to bar, discharge and release under applicable law any claims for contribution and/or indemnity against any Settling Defendant arising from or related to the Released Claims. In the event that any Settlement Class Member obtains a judgment (including pursuant to a settlement agreement) against such Person and such Person obtains a judgment against any Settling Defendant, in whole or in part, for contribution or indemnity, then such Settlement Class Member will reduce or remit that judgment by the amount of any liability of a Settling Defendant so as to eliminate any further payment obligation by that Settling Defendant.

N.	TERMINATION OF AGREEMENT

If this Agreement, including all Exhibits thereto, is disapproved, in part or in whole, on material terms, by the Court or by any appellate court, or if dismissal of the lawsuit and the claims with prejudice as to Settling Defendants cannot be accomplished, or if a Final Judgment is not entered, or if this Agreement otherwise is not fully consummated and effected (“Failure to Consummate Settlement”), each Settling Defendant may, at his sole right or option (but not obligation), void the Settlement as to all Settling Defendants. This provision can be exercised by written notice delivered or sent by certified mail, postage prepaid, return receipt requested, to Class Counsel within fifteen (15) days after an event constituting a Failure to Consummate Settlement, electing to withdraw from this Agreement, whereupon this Agreement shall be null and void, and this Agreement shall have no further force and effect and it and all negotiations and proceedings connected therewith shall be without prejudice to the rights of Settling Defendants and the Settlement Class. In the event a timely appeal is taken from an event constituting a Failure to Consummate Settlement, a Settling Defendant need not provide notice until such time as all appeals have been exhausted. In the event that the Settlement is voided by a Settling Defendant, all monies held in escrow for the Fees Award and/or administrative costs shall be returned to the Settling Defendants. If any Defendant triggers this provision, then this Agreement is void as to all Settling Defendants.

O.	DEFENDANTS’ RIGHT OF WITHDRAWAL

If the number of Settlement Class Members who file requests for exclusion exceeds 20,000, each Settling Defendant may, at its sole right or option (but not obligation), exercised by written notice delivered or sent by certified mail, postage prepaid, return receipt requested, to Plaintiffs Lead Counsel within fifteen (15) days after the date for exclusion fixed by the Court, elect to withdraw from this Agreement, whereupon this Agreement shall be null and void as to that Settling Defendant, except as to those expressly reserved or surviving obligations hereunder. If any Defendant triggers this provision, then this Settlement agreement is void as to all Settling Defendants.

P.	COOPERATION

The Settling Parties shall endeavor in good faith to undertake all reasonable and necessary actions in order to accomplish final approval of the Settlement.

Q.	INTERIM STAY OF PROCEEDINGS

The Settling Parties agree to hold in abeyance all proceedings in the Action against the Settling Defendants, except such proceedings necessary to implement and complete the Settlement, pending the Fairness Hearing to be conducted by the Court.

R.	AMENDMENT OR MODIFICATION

This Agreement may be amended or modified only by a written instrument signed by counsel for all Settling Parties or their successors-in-interest.

S.	ENTIRE AGREEMENT / NO REPRESENTATIONS

This Agreement and any attached Exhibits constitute the entire agreement among the Settling Parties, and no oral or written representations, warranties or inducements have been made to any Settling Party concerning this Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. In addition, the Settling Parties represent and warrant that they are not relying on any representations, warranties or statements, oral or otherwise, not contained in this Agreement.

T.	EXHIBITS AND HEADINGS

The terms of this Agreement include the terms set forth in the attached Exhibits, which are incorporated by this reference as though fully set forth herein. Any Exhibits to this Agreement are an integral part of the Settlement. The descriptive headings of any paragraphs or sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

U.	AUTHORIZATION TO ENTER INTO SETTLEMENT AGREEMENT

The Settling Parties warrant and represent they are authorized to take all appropriate action required or permitted to be taken by such Settling Parties pursuant to this Agreement, to effectuate its terms, and to execute any other documents required to effectuate the terms of this Agreement. The Settling Parties and their counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement. In the event the Settling Parties are unable to reach agreement on the form or content of any document needed to implement the Settlement, or on any supplemental provisions that may become necessary to effectuate the terms of this Settlement, the Settling Parties may seek the assistance of the Court to resolve such disagreement.

V.	BINDING SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and inure to the benefit of, the successors or assigns of the Settling Parties hereto, as previously defined.

W.	ARKANSAS LAW GOVERNS

All terms of this Agreement and the Exhibits hereto shall be governed by and interpreted according to the laws of the State of Arkansas, without regard to its choice-of-law principles.

X.	COUNTERPARTS

This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the Settling Parties shall exchange among themselves original signed counterparts.

Y.	JURISDICTION OF THE COURT

The Court shall retain exclusive and continuing jurisdiction over the Action and Settling Parties, including all Settlement Class Members, with respect to the interpretation, implementation and enforcement of the terms of this Agreement, the Settlement embodied in this Agreement, and all orders and judgments entered in connection therewith, provided, however, that disputes relating to the eligibility of Persons to obtain Payment Vouchers shall be within the jurisdiction of the Neutral Evaluator as provided in Section K hereunder. The Settling Parties, including all Settlement Class Members, and their counsel hereto submit to the jurisdiction of the

Court for purposes of interpreting, implementing and enforcing this Agreement, the Settlement embodied in this Agreement, and all orders and judgments entered in connection therewith.

Z.	COOPERATION AND DRAFTING

Each of the Settling Parties has cooperated in the drafting and preparation of this Agreement. This Agreement shall not be construed against any of the Settling Parties.

AA.	INVALIDITY OF ANY PROVISION

Before declaring any provision of this Agreement invalid, the Court shall first attempt to construe all provisions valid to the fullest extent possible consistent with applicable precedents.

BB.	CLASS REPRESENTATIVES’ WAIVER OF RIGHT TO BE EXCLUDED AND OBJECT

The Class Representatives agree to sign this Agreement and by signing this Agreement are bound by the terms herein stated, and further agree not to request to be excluded from the Settlement Class and agree not to object to any of the terms of this Agreement. Any such request for exclusion or objection shall therefore be void and of no force or effect.

APPROVED AS TO FORM AND SUBSTANCE:

________________________________________

W.H. “DUB” ARNOLD

Arkansas State Bar No. 63001

ARNOLD, BATSON, TURNER & TURNER

501 Crittenden

Arkadelphia, Arkansas 71923

(870) 246-9844 (telephone)

(870) 246-9845 (facsimile)

JOHN GOODSON

Arkansas State Bar No. 90018

MATT KEIL

Arkansas State Bar No. 86099

KEIL & GOODSON, P.A.

611 Pecan Street

Texarkana, Arkansas 71854-5337

(870) 772-4113 (telephone)

(870) 773-2967 (facsimile)

CARY PATTERSON

Arkansas State Bar No. 76091

MICHAEL ANGELOVICH

Texas State Bar No. 00785666

NIX, PATTERSON & ROACH

2900 St. Michael Drive, 5th Floor

Texarkana, Texas 75503

(903) 223-3999 (telephone)

(903) 223-8520 (facsimile)

JOEL M. FINEBERG

Texas State Bar No. 07008520

R. DEAN GRESHAM

Texas State Bar No. 24027215

LAW OFFICES OF JOEL M. FINEBERG, P.C.

3811 Turtle Creek Blvd., Suite 1900

Dallas, Texas 75219

(214) 219-8828 (telephone)

(214) 219-8838 (facsimile)

CO-LEAD CLASS COUNSEL

MATT LOVELIS, CLASS REPRESENTATIVE

ROGER WINGFIELD, CLASS REPRESENTATIVE

MARK BLEDSOE, CLASS REPRESENTATIVE

DONNIE SEALY, CLASS REPRESENTATIVE

__________________________________________

CHARLES B. SKLARSKY

Illinois State Bar No. 2627264

SCOTT T. SCHUTTE

Illinois State Bar No. 06230227

JENNER & BLOCK, LLP

One IBM Plaza

Chicago, IL 60611-7603

ATTORNEYS FOR DEFENDANT TITEFLEX CORPORATION

___________________________________

TITEFLEX CORPORATION

By ___________________________, Title ___________________________

___________________________________

J. GORDON COONEY, JR.

Pennsylvania State Bar No. 42636

MORGAN, LEWIS & BOCKIUS, LLP

1701 Market Street

Philadelphia, PA 19103

ATTORNEYS FOR DEFENDANT WARD MANUFACTURING, INC.

____________________________________

WARD MANUFACTURING, INC.

By ___________________________, Title __________________________

___________________________________

ROBERT S. WALKER

Ohio State Bar No. 0005840

JONES DAY

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

ATTORNEYS FOR DEFENDANT PARKER HANNIFIN CORP.

____________________________________

PARKER HANNIFIN CORP.

By ___________________________, Title __________________________

___________________________________

ROBERT B. ELLIS, PC

Illinois State Bar No. 6206846

KIRKLAND & ELLIS, LLP

200 East Randolph Drive

Chicago, Illinois 60601

KEVIN A. CRASS

Arkansas Bar No. 84029

FRIDAY, ELDREDGE & CLARK

2000 Regions Center

400 West Capitol Avenue

Little Rock, AR 72201

ATTORNEYS FOR DEFENDANT OMEGAFLEX, INC.

____________________________________

OMEGAFLEX, INC.

By ___________________________, Title __________________________

LIST OF EXHIBITS

A.	Claim Form

B.	Final Judgment and Order of Dismissal with Prejudice

C.	Payment Voucher Schedule

D.	Preliminary Approval Order

E.	Notice Program

F.	Summary Notice Of Settlement

G.	Detailed Notice of Settlement

H.	Exclusion Request

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